RISE PROVIDES HISTORIC METALLURGICAL DATA FOR I-M MINE

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Recoveries derived from 2,011,000 tons of mill feed from 1936-1941.

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Overall gold recovery of 96.3% reported at I-M Mine during period.

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67.5% gold recovery by gravity methods.

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27.6% gold recovery by flotation.

April 5, 2017 – Vancouver, British Columbia – Rise Gold Corp. (CSE: UPP, OTC: RYES) (“Rise” or the “Company”) announces the results from its study of metallurgical recoveries from the past producing Idaho-Maryland Gold Mine (the “I-M Mine”).

The Company estimates the I-M Mine has produced 2,414,000 oz of gold at an estimated average mill head grade of 0.50 oz/ton (17.1gpt).  Our previous news release dated April 4th, 2017 provides the details of past production at the I-M Mine.

The Company has been compiling and processing the extensive collection of historical data from the I-M Mine since the completion of the acquisition announced on January 25th 2017.  The Company has completed a study of the reported metallurgical gold recovery during a period of continuous production from 1936-1941.

The Company possesses the original records of the detailed monthly reports for the mineral processing at the I-M Mine from the period of 1936-1941. The Company believes it possesses the complete records of the mine during this period. The I-M Mine’s historical financial statements, which recorded the results from bullion sales, appear to reconcile with the historical production and the reported metallurgical recovery rates included in the historical data that the Company has reviewed.

Total gold recovery from the processing of 2,011,000 tons of mineralized material from 1936-1941 is estimated at 96.3%, of which 67.5% is estimated to have been recovered by gravity methods.

Process Plant

In the period from 1936-1941, the I-M Mine was in full production and processed through two identical process plants located at the two mining operations within the I-M Mine Property, the Brunswick Mine and the Idaho Mine.

The Idaho mineralization had higher gravity gold recovery of 76% versus Brunswick at 64%.  The average flotation concentrate grade for Idaho Mine and Brunswick Mine was 3.6 oz/ton and 4.2oz/ton, respectively.

Gold recovery details for the I-M Mine are displayed in Table 1.

Table 1 – Gold Recovery from 1936-1941**

	Mined & Milled		Gold Produced	Mill Head Grade*		Gold Recovery
	tons	tonnes	oz	oz/ton	gpt	Gravity	Flotation	Tails Leach	Total
Idaho	632,000	573,000	348,000	0.57	19.4	74.0%	21.2%	2.2%	97.4%
Brunswick	1,379,000	1,251,000	327,000	0.25	8.5	60.8%	34.3%	0.1%	95.2%
Total	2,011,000	1,824,000	675,000	0.35	11.9	67.5%	27.6%	1.2%	96.3%

*The Company has provided an explanation of “Mill Head Grade” in its previous news release dated April 4th 2017.

**Notes regarding the Qualified Person and data confirmation are disclosed at the end of this news release.

The process plant at the I-M Mine used the following generalized flowsheet during this period:

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Ore crushed to -5/8”.

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Grinding using ball mills.

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Grinding circuit classification with Dorr Classifiers.

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Undersize from classifier sent to flotation.

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Oversize from classify to Deister Tables.

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Deister Tables to separate gravity gold.

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Table concentrates sent to amalgamation or cyanide plant.

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Flotation of classifier undersize.

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Flotation concentrate to cyanide plant.

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Leaching of sand fraction of tails in Idaho plant only.

Summary

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Gold recovery from the I-M Mine is reported in detail from the processing of large amounts of mineralized material.

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The I-M Mine achieved an average total gold recovery of 96.3% during the period from 1936-1941.

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Gold recovery by gravity methods was reported to be high with an average of 70.1% of gold recovered.

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The Company believes that technological advances in modern gravity processing equipment might further improve on the amount of gold recovered by gravity methods.

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Historic flotation concentrates are of attractive grades with an average gold content of 3.9oz/ton (134gpt).

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Virtually all gold is free milling as demonstrated by the leaching of flotation concentrates and tailings by the mine during past production.

The Company is currently finalizing its work on the geological model and exploration targets at the I-M Mine and expects to provide further information and updates to its shareholders over the coming weeks.

Benjamin Mossman, P.Eng is the qualified person who has verified the historical metallurgical data disclosed in this news release.

Detailed production, processing, and metallurgical data available from the internal records of the Idaho Maryland Mine are available for the period from 1936-1941. Internal mill reports were completed by the operator on a daily, monthly and yearly basis. Metallurgical data was reconciled by the operator to bullion sales. The metallurgical data from the internal documents was transcribed from the monthly reports and reconciled to the annual reports. In general, the Idaho Maryland Mines Co. appears to have been a well-run company with excellent record keeping. It is believed the entire record of mill reports is contained in the library of documents.

Idaho Maryland Mines Co. Mill Reports (1936-1941)

About Rise Gold Corp.

Rise is an exploration stage mining company.  The Company’s principal asset is the historic past producing Idaho-Maryland Gold Mine located in California, USA.  Rise was incorporated in Nevada, USA in 2007 and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 488, 1090 West Georgia Street

Vancouver, BC V6E 3V7

T: 604.260.4577

www.risecapitalresources.com

INVESTOR RELATIONS

Skanderbeg Capital Advisors Inc.
Mario Vetro
T: 604.687.7130
Email: mario@skanderbegcapital.com

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.